EXHIBIT 5





                            THERMO CARDIOSYSTEMS INC.
                               470 Wildwood Street
                                 P. O. Box 2697
                        Woburn, Massachusetts  01888-2697


                                  June 12, 1997


        Thermo Cardiosystems Inc.
        470 Wildwood Street
        P. O. Box 2697
        Woburn, Massachusetts  01888-2697


             Re:  Registration Statement on Form S-3

        Dear Sirs:

             I am General Counsel to Thermo Cardiosystems Inc., a Massachusetts corporation (the "Company"), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement"), of 2,228,235 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company issuable upon conversion of $70,000,000 principal amount of the Company's outstanding 4-3/4% Convertible Subordinated Debentures due 2004 (the "Debentures").

             I or a member of my staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of my staff have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

             Based upon and subject to the foregoing, I am of the opinion that:

             1. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts.
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             2. The issuance and sale of the Shares as contemplated in the Registration Statement have been duly authorized by the Company.

             3. The Shares, when issued upon conversion of the Debentures, will be validly issued, fully paid and nonassessable.

             I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                           Very truly yours,




                                           Seth H. Hoogasian
                                           General Counsel

        SHH/cb












        AA971610037